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November 7, 2006

Churchill Ventures Ltd.
50 Revolutionary Road
Scarborough, New York 10510

Re:	Churchill Ventures Ltd. Registration Statement on Form S-1 File No. 333-135741

Gentlemen:

          We have acted as counsel to Churchill Ventures Ltd., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1, as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement covers the registration of (i) 13,750,000 units (the “Units”) issuable to the public, each Unit consisting of (a) one share of the Company’s common stock, $.001 par value per share (the “Common Stock”), and (b) one warrant to purchase one share of Common Stock at an exercise price of $8.00 per share (the “Public Warrants”), (ii) all shares of Common Stock and all Warrants issued as part of the Units and (iii) all shares of Common Stock issuable upon exercise of the Warrants included in the Units.

          In connection with this opinion, we have examined originals or copies of the following documents (the “Transaction Documents”): (a) the Registration Statement; (b) the Warrant Agreement between the Company and Continental Stock Transfer & Trust Company as warrant agent (the “Warrant Agent”); (c) the Warrants; and (d) such other documents as we have deemed necessary or appropriate to enable us to render the opinion expressed below.

          This opinion is based entirely on our review of the documents listed in the preceding paragraph, and we have made no other documentary review or investigation of any kind whatsoever for purposes of this opinion. In our examination, we have assumed (i) the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document; and (ii) that when the Warrant Agreement is fully executed and delivered by the Warrant Agent, and if the Company performs its obligations owed under the Warrant Agreement to the Warrant Agent, that the Warrant Agent’s obligations thereunder will be legal and binding obligations of the Warrant Agent. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have relied entirely upon the certificates of officers of the Company and have assumed, without independent inquiry, the accuracy of those certificates.

          Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purpose of this opinion.

We express no opinion as to the enforceability of any particular provision of any of the Transaction Documents relating to or constituting waivers of rights to object to jurisdiction or venue, consents to jurisdiction or venue, or waivers of rights to (or methods of) service of process.

          This opinion is limited solely to the federal laws of the United States, the Delaware General Corporation Law, including all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws and, as to the Warrants constituting valid and legally binding obligations of the Company, solely to the laws of the State of New York. Our opinion is based on these laws as in effect on the effective date of the Registration Statement. We note that certain of the Transaction Documents contain provisions stating that they are to be governed by the laws of the State of New York (each contractual choice of law clause being referred to as a “Chosen-Law Provision”).

          Section 5-1401 of the New York General Obligations Law provides in pertinent part that “The parties to any contract, agreement or undertaking, contingent or otherwise, in consideration of, or relating to any obligation arising out of a transaction covering in the aggregate not less than two hundred fifty thousand dollars . . . may agree that the law of this state shall govern their rights and duties in whole or in part, whether or not such contract, agreement or undertaking bears a reasonable relation to this state.”

          Because the Transaction Documents involve consideration in the aggregate of more than $250,000, we are of the opinion that a New York court, or a federal court exercising diversity jurisdiction and sitting in New York must apply New York choice-of-law principles, and should apply New York’s law to the interpretation and enforceability of the Transaction Documents because the parties agreed to the application of New York’s substantive law.  A court sitting in any other jurisdiction, however, would apply its own choice-of-law principles to the transaction at issue.  If the forum state’s choice-of-law principles dictate the application of New York law, and further based upon and subject to all of the foregoing,  then we are of the opinion that

          1. The Common Stock included in the Units, when issued and sold in accordance with and in the manner described in the Registration Statement and related Prospectus, will be duly authorized, validly issued, fully paid and non-assessable.

          2. Each Warrant included in the Units, when issued and sold in accordance with and in the manner described in the Registration Statement and related Prospectus, will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance.

          3. The Common Stock, when issued and paid for upon exercise of the Warrants as contemplated by the Warrant Agreement, the Registration Statement and related Prospectus, will be duly authorized, validly issued, fully paid and nonassessable.

          4. The Units, when issued and paid for as contemplated by the Registration Statement and the related Prospectus, will be duly authorized, validly issued, fully paid and nonassessable.

          If, however, the forum state’s choice-of-law principles dictated the application of the substantive law of a state other than New York, then we can offer no opinion as to any of the foregoing matters.

          We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and the reference to us under the heading “Legal Matters” in the related Prospectus.

Very truly yours,

/s/ Reitler Brown & Rosenblatt LLC